12390 El Camino Real San Diego, California 92130 Main: (858) 794-8889 Fax: (858) 704-8311

[Date]

[Employee Name]

Dear [First Name],

You hold one or more stock options granted by Halozyme Therapeutics, Inc. (the “Company”) under the Company’s 2021 Stock Plan (the “2021 Plan”) or under the Company’s 2011 Stock Plan, as amended (the “2011 Plan” and, any such options, your “Options”). Generally, vested Options remain exercisable for up to three months after a termination of service (up to one year after a termination of service due to death or disability). However, the Company has extended the exercise period for certain Options so that they will remain exercisable for up to three years (rather than three months) after a “Retirement” (as defined below). The purpose of this letter agreement is to document these changes. The changes are automatic as to any of your Options that are “nonstatutory stock options” (“NSOs”), meaning any of your Options that are not intended as “incentive stock options” under Section 422 of the Internal Revenue Code. If you want the changes to apply to any of your Options that are intended as “incentive stock options” under Section 422 of the Internal Revenue Code (“ISOs”), you must sign and return this letter agreement (as detailed below) so that it is received by us no later than 5:00 p.m., Pacific time, on May 26, 2023.

Retirement Exercise Period. Your Options, to the extent that they are outstanding on the date of this letter agreement first set forth above and are NSOs, are hereby amended as set forth below. Your Options, to the extent that they are outstanding on the date of this letter agreement first set forth above and are intended as ISOs, are amended as set forth below only if you sign and return this letter agreement by the above deadline.

•Should your Service (as such term is defined in the 2021 Plan or the 2011 Plan, as applicable, for purposes of the Option) terminate due to your Retirement (as defined below), you (or, in the event of your Disability (as such term is defined in the 2021 Plan or the 2011 Plan, as applicable, for purposes of the Option), your guardian or legal representative, or, in the event of your death, your legal representative or any other person who acquired the right to exercise the Option by reason of your death) will have three years to exercise the Option following such termination of Service to the extent the Option is vested and outstanding on the date of such termination of Service; provided that in all cases each of your Options remains subject to earlier termination on the applicable expiration date of the Option and in connection with certain change in control events as provided in the applicable option agreement or in the plan (either the 2021 Plan or the 2011 Plan) under which the Option was granted.
•The extension provided for in the preceding clause applies only in the event the termination of your Service is due to your Retirement (including if your termination of Service is due to your death or Disability at a time when you qualify for Retirement). However, if, following a termination of your Service (including a termination of Service that initially was determined to qualify for Retirement), the Company determines that Cause existed to terminate your Service, or if you materially breach any of your ongoing obligations to the Company (for example, confidentiality obligations), then the Company may immediately cancel any then-outstanding and unexercised portion of your Options.
•For purposes of your Options, “Retirement” means that your termination of Service occurs at a time when (a) you are 60 years of age or older, (b) you have seven or more Years of Continuous Service, and (c) the Company (or any Company subsidiary that employs you, as the case may be) does not have Cause to terminate your Service. For this purpose, “Years of Continuous Service” means the period of time you are employed with the Company or one of its subsidiaries, determined by dividing (i) the total number of days from and including your first day of employment with the Company or one of its subsidiaries through and including your last day of employment with the Company or one of its subsidiaries, by (ii) 365; provided that if there is a break in the period of your employment with the Company or one of its subsidiaries (for example, if your employment terminates and you are subsequently re-hired), the period of your employment before any such break in employment shall be disregarded. For clarity, if you provide Service in a capacity other than as an employee of the Company or one of its subsidiaries (for example, if you serve as a consultant), such other Service shall not be considered for purposes of determining your Years of Continuous Service but it will continue to be taken into account in determining whether you have had a termination of Service. As used in this letter agreement, “subsidiary” means a “Subsidiary Corporation” as defined in the 2021 Plan or the 2011 Plan, as applicable, for purposes of the Option.
Halozyme Therapeutics, Inc., 12390 El Camino Real, San Diego, California 92130
Main: (858) 794-8889 |. Fax: (858) 704-8311

Your Options that are outstanding and unvested when your Service terminates (including due to Retirement) remain subject to termination in connection with such termination of Service in accordance with the applicable option agreement. Furthermore, the current termination of Service rules under the applicable option agreement continue to apply in the event your Service terminates for any reason other than due to Retirement.
Election for Incentive Stock Options. If your Option has been designated as an “ISO” and you elect to have the three-year Retirement provision (described above) apply to your Option, the amendment will result in your Option being treated for tax purposes as an NSO (i.e., the Option will lose ISO status immediately at the time of the change). This is the case even if you never qualify for Retirement and/or ultimately exercise your Option during your Service or within the three-month period following your termination of Service. In general, the difference between the fair market value of the shares acquired on exercise of an NSO and the exercise price paid to acquire the shares is ordinary compensation income when you exercise the Option and tax withholding requirements apply. A general summary of the U.S. federal income tax consequences of ISOs and NSOs is included in the Company’s 2021 Stock Plan Prospectus. The Company’s stock plan records, available through E*TRADE, indicate whether an Option is intended (in whole or in part) as an ISO. If you hold an Option that, in part is intended as an ISO and in part is an NSO, the NSO portion will be treated as provided above and the ISO portion will be subject to these ISO provisions. If you need another copy of the Company’s 2021 Stock Plan Prospectus, or if you need help accessing the Company’s stock plan records through E*TRADE, please contact stockadmin@halozyme.com. However, please note that the Company’s 2021 Stock Plan Prospectus includes only a summary of certain tax rules and should not be relied on as tax advice and an Option (even if intended as being, in whole or in part, an ISO) must satisfy all of the applicable requirements of the Internal Revenue Code in order to actually qualify as an “incentive stock option”. We advise that you seek independent personal tax advice for any questions on the implications of accepting the Retirement provisions for your ISO, exercising any stock option grant, or other tax matters.
You must make your own decision whether to amend your Options that are intended as ISOs to extend the exercise period for Retirement. The Company and its affiliates, as well as their respective directors, officers and employees, representatives and agents, cannot and do not make any recommendation whether you should amend your Options that are intended as ISOs. The Company has not authorized anyone to make any recommendation on its behalf or give you any information or make any representations in connection with this Retirement program other than the information and representations set forth in this document and the documents expressly referred to herein. Under applicable tax rules, we must enforce the May 26, 2023 deadline if you want to accept this change for your Options intended as ISOs. Further, this is a one-time program and no further extension opportunities are being contemplated.
In order to elect to have the Retirement provisions set forth above apply to your Options that are intended as ISOs, you must sign the election below and return this letter agreement via DocuSign so that it is received no later than 5:00 p.m., Pacific time, on May 26, 2023. If we do not receive your signed election by that deadline, then (1) you will be deemed to have rejected the Retirement provisions as to your Options that are intended as ISOs, and (2) the current terms of your Options intended as ISOs (including the period of time, generally three months, that you have to exercise vested Options following a termination of Service) will continue to apply to those Options.
If you do not want the Retirement provisions set forth above to apply to your Options that are intended as ISOs (i.e., you want those Options to continue to qualify, to the maximum extent possible, as ISOs), you do not need to do anything -- the current terms of those Options (including the period of time, generally three months, that you have to exercise vested Options following a termination of Service) will continue to apply.
General. Except as otherwise expressly provided above, the existing terms and conditions of your Options continue in effect. For clarity, this letter agreement does not apply as to any future options you may receive – the applicable termination of Service rules (including any applicable Retirement provisions) for future awards will be included in the award agreements for those future options.
If you have any questions regarding this letter agreement or returning the Election below, please contact stockadmin@halozyme.com . However, as noted above, we cannot and will not advise you on whether you should participate in the program as to any of your Options that are intended as ISOs -- that choice is entirely up to you.
Halozyme Therapeutics, Inc.

____________________________
Signature
Halozyme Therapeutics, Inc., 12390 El Camino Real, San Diego, California 92130
Main: (858) 794-8889 |. Fax: (858) 704-8311

Election. By signing below, I elect to have the Retirement provisions set forth in this letter agreement apply to my Options that are intended as ISOs. I understand that this means any such Option will automatically and immediately be modified from an ISO (incentive stock option) to an NSO (nonstatutory stock option). I have had adequate time and opportunity to seek advice from my own tax and financial advisors regarding my election to the extent I deemed such advice appropriate. In making my election, I have not relied on any documents or representations from the Company, any of its affiliates, or any of its or their respective officers, directors, employees, representatives or agents except as expressly set forth in this letter agreement and in the documents expressly referred to in this letter agreement. I will be fully responsible for any and all tax consequences from my election. I understand that tax withholding obligations will be due and must be satisfied in connection with any exercise of an NSO. I also acknowledge that my election is irrevocable and can’t be changed once it is received by the Company.

Signature:     ________________________________    Date: ____________

Halozyme Therapeutics, Inc., 12390 El Camino Real, San Diego, California 92130
Main: (858) 794-8889 |. Fax: (858) 704-8311